Exhibit 5.1
                                    Alston&Bird llp
                         3605 Glenwood Avenue, Suite 310
                               P. O. Drawer 31107
                             Raleigh, NC 27622-1107

                                                   919-420-2200
                                Fax: 919-420-2260
                                 www.alston.com

Robert H. Bergdolt    Direct Dial:  919-420-2216    E-Mail: Rbergdolt@alston.com

                               September 9, 1999

Boddie-Noell Properties, Inc.
3850 One First Union Center
Charlotte, NC   28202-6302

         Re: Legality of shares covered by Registration Statement on Form S-3 (File No. 333-______) the "Registration Statement")

Dear Ladies and Gentlemen:

         We are acting as counsel for Boddie-Noell Properties, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of the Registration Statement, which covers the registration by the Company of 199,922 shares issuable upon the redemption of certain outstanding partnership units in Boddie-Noell Properties Limited Partnership (the "Shares").

         We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and for the purpose of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

         Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Company has the authority pursuant to its charter to issue the Shares, and the Shares will be duly authorized, validly issued, fully paid and non-assessable upon (a) the adoption by the board of directors of a resolution in form and content required by Maryland law, and (b) delivery of the consideration contemplated by the Agreement of Limited Partnership of Boddie-Noell Properties Limited Partnership.

One Atlantic Center                      1211 East Morehead Street
1201 West Peachtree Street               P. O. Drawer 34009
Atlanta, GA 30309-3424                   Charlotte, NC 28234-4009
404-881-7000                             704-331-6000
Fax: 404-881-7777                        Fax: 704-334-2014


601 Pennsylvania Avenue, N.W.
North Building, 11th Floor
Washington, DC 20004-2601
202-756-3300
Fax: 202-756-3333

Boddie-Noell Properties, Inc.
September 9, 1999
Page 2



         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us and this opinion under the heading "Legal Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

                                        Very truly yours,

                                         ALSTON & BIRD LLP



                                         By:      /s/ Robert H. Bergdolt
                                                  Robert H. Bergdolt, Partner
RHB/nrs